Exhibit 99.1

Affymetrix Inc.	USB Corporation
Media Contact: Andrew Noble Associate Director, Corporate Communications 408-731-5571

Investor Contact: Doug Farrell Vice President, Investor Relations 408-731-5285

Affymetrix to Acquire USB Corporation

USB’s extensive reagent platform will complement Affymetrix’ current GeneChip® platform and accelerate the development of next-generation products

SANTA CLARA, Calif., Dec. 18, 2007 — Affymetrix Inc. (Nasdaq: AFFX) announced today that it has entered into a definitive agreement to acquire USB Corporation, a privately held Cleveland, Ohio-based company that develops, manufactures and markets an extensive line of molecular biology and biochemical reagent products. The acquisition will enable Affymetrix to accelerate the development and commercialization of new genetic analysis solutions and increase the value of its current product portfolio.

Under the terms of the agreement, Affymetrix will pay approximately $75 million in cash to acquire USB. The transaction is expected to close in the first quarter of 2008, subject to customary closing conditions and regulatory approvals.

“The integration of USB’s biochemical reagents with Affymetrix’ current and future products will greatly accelerate our ability to develop and commercialize more complete customer solutions,” said Kevin King, president of Affymetrix. “USB is a recognized leader in the life sciences industry with strong brand equity and established manufacturing capabilities. This acquisition is a strategic fit for Affymetrix’ growth strategy and we expect it to be modestly accretive to our 2008 earnings per share, before anticipated charges relating to the transaction.”

USB is a leading developer, manufacturer and supplier of enzymes, reagents and kits for life sciences research and industrial applications. The company’s offerings are grouped into three major product lines consisting of molecular biology enzymes and kits, biochemical reagents and products used in membrane protein research applications. The company history extends back to the 1970s, known then as United States Biochemical. In 1993, United States Biochemical was purchased by Amersham Life Science, a company that later merged with Swedish-owned Pharmacia Biotech in 1997. The current USB Corporation was founded in 1998 after members of the senior management team acquired the three original product lines back from Amersham Pharmacia Biotech.

“Affymetrix is a pioneer in the life science research market that continues to set the standard in genetic analysis by successfully commercializing its innovations,” said Mike Lachman, CEO and president of USB. “The USB and Affymetrix combination drives higher customer value today and opens the door to new and emerging market opportunities for tomorrow.”

Affymetrix will discuss the impact of this acquisition during the fourth quarter and fiscal 2007 year-end earnings call, which is scheduled for January 31, 2008 at 2:00 p.m. PT. Affymetrix will provide dial-in information for this call by January 17, 2008.

About USB

USB Corporation has a long-standing reputation as a leader in the life sciences, fueling innovation in basic research, drug discovery and molecular diagnostics. The company’s history reaches back to the 1970s, known then as United States Biochemical, a company that specialized in supplying biochemicals to the research market. In the 1980s, a collaboration with scientists (Tabor & Richardson) at Harvard University led to the commercialization of Sequenase™ DNA Polymerase and the first easy-to-use DNA sequencing kits. This technology pioneered development of themostable enzymes and automation for high-throughput sequencing.

In 1993, United States Biochemical was purchased by Amersham Life Science, a British company that later merged with Swedish-owned Pharmacia Biotech in 1997. At that time, members of the senior management team at USB acquired three of the original main product lines: molecular biology enzymes, biochemicals and manual DNA sequencing reagents. These products formed the basis of the current USB Corporation, founded in 1998. For more information on USB, please visit the company’s website at http://www.usbweb.com/.

About Affymetrix

Affymetrix GeneChip® microarray technology is the industry-standard tool for analyzing complex genetic information. After inventing microarray technology in the late 1980s, Affymetrix scientists have been dedicated to developing innovative products that provide researchers with a more complete view of the genome. These products continue to accelerate genetic research and enable scientists to develop diagnostics and tailor treatments for individual patients by identifying and measuring the genetic information associated with complex diseases.

Today, Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies, as well as leading academic, government and not-for-profit research institutes. More than 1,600 systems have been shipped around the world and more than 10,600 peer-reviewed papers have been published using the technology.

Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Sacramento, Calif., and Singapore. The company has about 1,100 employees worldwide and maintains sales and distribution operations across Europe and Asia. For more information about Affymetrix, please visit the company’s website at www.affymetrix.com.

Forward-looking Statements

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies” or the like. Such statements, including Affymetrix’ expectation that the transaction is expected to close in the first quarter of 2008, Affymetrix’ financial expectations and  Affymetrix’ expectations that the transaction will accelerate product development and commercialization and drive microarray sales, are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected. These risks and uncertainties include, but are not limited to: (i) the possibility that the companies may be unable to obtain regulatory approvals required for the merger; (ii) the inability of Affymetrix to successfully integrate USB’s business into its existing business in a timely and non-disruptive manner; (iii) the inability of Affymetrix to achieve expected synergies from the transaction, including revenue synergies; (iv) difficulty in retaining USB’s employees following the transaction, including key personnel; (v) unexpected costs and charges associated with the acquisition, including the write-off of intangible assets; (vi) the possibility of an adverse impact to Affymetrix’ and USB’s businesses as a result of the acquisition or uncertainty surrounding the acquisition; and (vii) other risks described in Affymetrix’ Form 10-K for the year ended December 31, 2006, and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

NOTE: Affymetrix, the Affymetrix logo and GeneChip® are registered trademarks owned or used by Affymetrix Inc.

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